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                                                                    EXHIBIT 23.7

                                    CONSENT
                                       OF
                         THE CHASE MANHATTAN BANK, N.A.

    We hereby consent to (i) the inclusion of our opinion letter to the Board of Directors of Kuhlman Corporation ("Kulhman") as Appendix B to the Proxy Statement/Prospectus of Kuhlman and Schwitzer, Inc. ("Schwitzer") relating to the proposed merger of a wholly owned subsidiary of Kuhlman with and into Schwitzer and (ii) references made to our firm and such opinion (A) in such Proxy Statement/ Prospectus under the captions "SUMMARY" -- Merger -- Recommendations of the Boards of Directors" and "-- Opinions of Financial
Advisors -- Kuhlman," and "THE MERGER -- Background of the Merger," "-- Kuhlman's Reasons for the Merger; Recommendation of the Kuhlman Board of Directors," "-- Opinions of Financial Advisors -- Kuhlman" and "-- Conditions to the Merger" and (B) in the Letter to Stockholders of Kuhlman accompanying such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          By: _____/s/ The Chase Manhattan Bank,
                                          N.A.__________________________________
                                               THE CHASE MANHATTAN BANK, N.A.

New York, New York
March 17, 1995